SERVICES AGREEMENT


THIS AGREEMENT, dated as of this 1st day of October, 1999 (the "Effective Date") between THIRD AVENUE TRUST (the "Fund"), a Delaware business trust having its principal place of business at 767 Third Avenue, New York, New York 10017 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

     WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

     WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

     WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its fund accounting agent, transfer agent, dividend disbursing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article 1 Definitions.

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a)   "Articles   of   Incorporation"   shall  mean  the  Articles  of
     Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

          (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

          (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

          (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.


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          (e) "Commencement Date" shall mean the date on which Investor Services
     Group commences providing services to the Fund pursuant to this Agreement.

          (f) "Commission" shall mean the Securities and Exchange Commission.

          (g) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

          (h) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (i) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (j) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

          (k) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

          (l) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

          (m) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

          (n) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

          (o) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2 Appointment of Investor Services Group.

     The Fund, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as fund accounting agent, and shareholder servicing agent for the Fund, and


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Investor  Services Group hereby accepts such  appointments and agrees to perform the duties hereinafter set forth. This Agreement shall be effective as of the Effective Date.

Article 3 Duties of Investor Services Group.

     3.1 Investor Services Group shall be responsible for:

          (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Fund.

          (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and, except as provided herein, shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares.

          (c) Investor Services Group shall be responsible for the following: performing the customary services of a fund accounting agent for the Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Board of Directors of the Fund.

          (d) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares; (ii) the legality of the redemption of any Shares; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
     (iv) the legality of any recapitalization or readjustment of the Shares.

     3.2 In addition, the Fund shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. Except to the extent that Investor Services Group shall provide Blue Sky administration services to the Fund, the responsibility of Investor Services Group for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund.


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     3.3 In performing its duties under this Agreement, Investor Services Group:
(a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

     3.4 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

Article 4 Recordkeeping and Other Information.

     4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

     4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5 Fund Instructions.

     5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of Investor Services Group.


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     5.2 At any time,  Investor Services Group may request Written  Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

     5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article 6 Compensation.

     6.1 The Fund on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

     6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses actually incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

     6.3 The Fund on behalf of each of the Portfolios hereby authorizes Investor Services Group to collect its fees, other charges and related out-of-pocket expenses by debiting the Fund's or Portfolio's custody account for invoices which are rendered for the services performed for the applicable function. Invoices for the services performed will be sent to the Fund after such debiting with an indication that payment has been made. The Fund shall have the right in good faith to dispute any invoice amount in which case the Fund shall do the following within thirty (30) days of the postmark date: (a) identify for Investor Services Group the undisputed amount of the invoice; and (b) provide
Investor Services Group with a detailed written description of the disputed amount and the basis for the Fund's dispute with such amount. The Fund and Investor Services Group shall cooperate in resolving disputed invoice amounts. Upon resolution of such dispute, Investor Services Group agrees to promptly refund such amounts determined to be due.

     6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

     6.5 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Fund in such respect.

     6.6 Investor Services Group shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.7 which may be properly payable by the Fund.

Article 7 [RESERVED]

Article 8 Investor Services Group System.

     8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System").

     8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.


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Article 9 Representations and Warranties.

     9.1 Investor Services Group represents and warrants to the Fund that:

          (a) it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

          (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

          (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     9.2 The Fund represents and warrants to Investor Services Group that:

          (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into this Agreement;

          (c) all corporate proceedings required by said Declaration of Trust, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement; and

          (d) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

Article 10 Indemnification.

     10.1 Investor Services Group shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

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          (a) any  actions  of  Investor  Services  Group  required  to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

          (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, except FPS Services, Inc., in the performance of Investor Services Group's duties and obligations hereunder;

          (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

          (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

          (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

     10.2 Investor Services Group shall indemnify and hold the Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by Investor Services Group in the performance of its duties hereunder.

     10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnified Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the
Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide


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


indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

     10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

          (a) one year after the Indemnified Party becomes aware of the event for which indemnification is claimed; or

          (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

     10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this
Article 10 may apply.

Article 11 Standard of Care.

     11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

     11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than three (3) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

     11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12 Consequential Damages.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

     As used in the preceding paragraph "incidental, indirect or consequential damages" means damages which do not flow directly from the act of the party or which arise from the intervention of special circumstances not ordinarily predictable, and does not include direct damages which arise naturally or ordinarily from a breach of contract.


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Article 13 Term and Termination.

     13.1 This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

     13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety
(90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term. The Fund shall have the right to terminate this Agreement prior to the expiration of the Initial Term or then current Renewal Term upon sixty (60) days written notice to Investor Services Group if the Fund's Board of Trustees finds in the exercise of its fiduciary duty that Investor Services Group is materially unable to perform its duties and obligations under this Agreement.

     13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund.

     13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If the material failure is one for which the Non-Defaulting Party has previously given the Defaulting Party notice as provided in the previous sentence, the Agreement may be terminated by the Non-Defaulting Party upon thirty (30) days written notice without giving the Defaulting Party a second opportunity to cure such material failure. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     13.5 Notwithstanding anything contained in this Agreement to the contrary and except as provided in Section 13.4, should the Fund desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Fund or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term, Investor Services Group shall make a good faith effort and use all commercially reasonable efforts to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or

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


should the Fund or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term, the payment of fees to Investor Services Group as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with Investor Services Group until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group.

Article 14 Additional Portfolios

     14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have Investor Services Group render services as service provider under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios. If after good faith negotiations, the parties are unable to agree upon the conditions upon which Investor Services Group will service the new Portfolio, either party shall have the right to terminate this Agreement upon sixty (60) days written notice to the other party.

Article 15 Confidentiality.

     15.1 The parties agree that the Proprietary Information (defined below) (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     15.2 Proprietary Information means:

          (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, portfolio holdings, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

          (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors; and

          (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

     15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

          (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

          (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

          (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

          (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

          (e)  Is  subsequently  and   independently   developed  by  employees,
     consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 16 Force Majeure; Excused Non-Performance.

     No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by

(i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (provided that the employees' demands are not reasonable and within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In addition, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent that such default or delay is caused, directly or indirectly, by the actions or inactions of the other party. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17 Assignment and Subcontracting.

     This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group but shall no be relieved of its obligations and responsibilities hereunder by reason of any such engagement.

Article 18 Arbitration.

     18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in New York, New York in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

     18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article 19 Notice.

     Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:
                  Third Avenue Trust
                  767 Third Avenue
                  New York, New York  10017
                  Attention:  Ian M. Kirschner, General Counsel

                  To Investor Services Group:
                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President
                  with a copy to Investor Services Group's General Counsel

Article 20 Governing Law/Venue.

     The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article 21 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22 Captions.

     The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23 Publicity.

     Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24 Relationship of Parties/Non-Solicitation.

     24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

     24.2 During the term of this Agreement and for one (1) year afterward, neither Party shall recruit, solicit, employ or engage, for itself or others, the other Party's employees.

Article 25 Entire Agreement; Severability.

     25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 26 Miscellaneous.

     The Fund and Investor Services Group agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation and all persons dealing with any Portfolio of the Fund must look solely to the trust property belonging to such Portfolio for the enforcement of any claims against the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                   THIRD AVENUE TRUST

                                   By: _________________________________

                                   Title: ______________________________


                                   FIRST DATA INVESTOR SERVICES GROUP, INC.


                                   By: _________________________________

                                   Title: ______________________________

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                             Third Avenue Value Fund
                        Third Avenue Small-Cap Value Fund
                          Third Avenue High Yield Fund
                       Third Avenue Real Estate Value Fund

                                   SCHEDULE B

                        DUTIES OF INVESTOR SERVICES GROUP

1.   SERVICES RELATED TO PORTFOLIO VALUATION AND MUTUAL FUND ACCOUNTING

All financial data provided to, processed and reported by Investor Services Group under this Agreement shall be in United States dollars. Investor Services Group's obligation to convert, equate or deal in foreign currencies or values extends only to the accurate transposition of information received from the various pricing and information services.

A. Daily Accounting Services

     1. Calculate Net Asset Value ("NAV") and Public Offering Price Per Share ("POP"):

          o Update the daily market value of securities held by the Fund using Investor Services Group's standard agents for pricing U.S. equity and bond securities as approved by the Board of Trustees. The U.S. equity pricing services are currently Reuters, Inc., Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Corporation ("IDC"). Muller Data Corporation, Dow Jones Markets (formerly Telerate Systems, Inc.), J.J. Kenny Co., Inc., Municipal Market Data and IDC are also used for bond and money market prices/yields. Bloomberg is available and used for price research.

          o Enter limited number (less than 15) of manual prices supplied by the Fund and/or broker.

          o Prepare NAV proof sheets. Review components of change in NAV for reasonableness.

          o Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by the Fund. Verify U.S. dollar security prices exceeding variance levels by notifying the Fund and pricing sources of noted variances.

          o Review for ex-dividend items indicated by pricing sources; trace to Fund's general ledger for agreement.

          o Communicate pricing information (NAV) to the Fund, Investor Services Group and electronically to NASDAQ.

     2. Determine and Report Cash Availability to the Fund by approximately 9:30 a.m. Eastern Time:

          o Receive daily cash and transaction statements from the Custodian by 8:30 a.m. Eastern time.

          o Receive previous day shareholder activity reports from the Transfer Agent by 8:30 a.m. Eastern time.

          o Fax hard copy cash availability calculations with all details to the Fund.

          o    Supply the Fund with 3-day cash projection report.

          o Prepare daily bank cash reconciliations. Notify the Custodians and the Fund of any reconciling items.

     3. Reconcile and Record All Expense Accruals:

          o Accrue expenses based on budget supplied by the Fund either as percentage of net assets or specific dollar amounts.

          o If applicable, monitor expense limitations established by the Fund.

          o    If  applicable,   accrue  daily  amortization  of  organizational
               expense.

          o    If applicable, complete daily accrual of 12b-1 expenses.

     4.   Verify and Record All Daily Income Accruals for Debt Issues:

          o Review and verify all system generated Interest and Amortization reports.

     5. Monitor Securities Held for Cash Dividends, Corporate Actions and Capital Changes such as splits, mergers, spin-offs, etc. and process appropriately.

          o Monitor electronically received information from pricing vendors for all domestic securities.

          o    Review current daily security trades for dividend activity.

          o Monitor collection and postings of corporate actions, dividends and interest.

     6. Enter All Security Trades on Accounting System based on written instructions from the Fund's Advisor.

          o    Review system verification of trade and interest calculations.

          o    Verify settlement through statements supplied by the Custodian.

          o    Maintain security ledger transaction reporting.

          o    Maintain tax lot holdings.

          o    Determine realized gains or losses on security trades.

          o    Provide broker commission reporting.

     7.   Enter All Fund Share Transactions on Accounting System:

          o Process activity identified on reports supplied by Investor Services Group.

          o    Verify settlement through statements supplied by the Custodians.

          o    Reconcile to Investor Services Group's report balances.

     8. Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts).

          o    Post manual entries to the general ledger.

          o    Post Custodian activity.

          o    Post security transactions.

          o Post and verify system generated activity, i.e. income and expense accruals.

     9.   Review and Reconcile with Custodians' Statements:

          o Verify all posted interest, dividends, expenses and shareholder and security payments/receipts, etc. (Discrepancies will be reported to the Custodians).

          o    Post  all  cash  settlement  activity  to the  trial  balance.

          o    Reconcile to ending cash balance accounts.

          o    Clear subsidiary reports with settled amounts.

          o Track status of past due items and failed trades as reported by the Custodians.

     10. Submission of Daily Accounting Reports to the Fund: (Additional reports readily available)

          o    Fund Trial Balance.

          o Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).

          o    NAV Calculation Report

          o    Cash Availability

          o    3-Day Cash Projection Report.

B. Monthly Accounting Services

     1. Submission of Monthly Automated Accounting Reports to the Fund (by 10th business day):

          o    Security Purchase/Sales Journal.

          o    Interest and Maturity Report.

          o    Brokers Ledger (Commission Report).

          o    Security Ledger Transaction Report with Realized Gains/Losses.

          o    Security Ledger Tax Lot Holdings Report.

          o    Additional reports available upon request.

     2.   Submit  Reconciliation  of Accounting Asset Listing to Custodian Asset
          Listing:

          o    Report any security balance  discrepancies  to the  Custodian/the
               Fund.

     3. Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:

          o    Security cost and realized gains/losses.

          o    Interest/dividend receivable and income.

          o    Payable/receivable for securities purchased and sold.

          o    Payable/receivable for fund shares; issued and redeemed.

          o    Expense payments and accruals analysis.

     4. If appropriate, Prepare and Submit to the Fund (additional fees may apply):

          o    Standard Industry Code Valuation Report.

          o SEC yield reporting (non-money market funds with domestic and ADR securities only).

C.   Annual (and Semi-Annual) Accounting Services

     1. Annually assist and supply Fund's auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for each Portfolio during the year in accordance with standard audit assistance requirements.

     2.   Provide N-SAR Reporting (Accounting Questions) on a Semi-Annual Basis:

          If applicable, answer the following items: 2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63, 64B, 71, 72, 73, 74, 75
          and 76

D.   Accounts and Records

     On each day the New York Stock Exchange is open for regular trading and subject to the proper receipt (via Oral or Written Instructions) by Investor Services Group of all information required to fulfill its duties under this Agreement, Investor Services Group will maintain and keep current the following Accounts and Records and any other records required to be kept pursuant to Rule 31a-1 of the 1940 Act relating to the business of the Portfolios in such form as may be mutually agreed upon between the Fund and Investor Services Group:

          (1)  Net Asset Value Calculation Reports;

          (2)  Cash Receipts Report;

          (3)  Cash Disbursements Report;

          (4)  Dividends Paid and Payable Schedule;

          (5)  Purchase and Sales Journals - Portfolio Securities;

          (6)  Subscription and Redemption Reports;

          (7)  Security  Ledgers  -  Transaction  Report  and Tax  Lot  Holdings
               Report;

          (8)  Broker Ledger - Commission Report;

          (9)  Daily Expense Accruals;

          (10) Daily Interest Accruals;

          (11) Daily Trial Balance;

          (12) Portfolio Interest Receivable and Income Reports;

          (13) Portfolio Dividend Receivable and Income Reports;

          (14) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security; and

          (15) Average Daily Net assets provided on monthly basis.

2.   SERVICES RELATED TO SHAREHOLDERS AND SHARE TRANSACTIONS

A. Shareholder File

     1. Establish new accounts and enter demographic data into shareholder base. Includes in-house processing and National Securities Clearing Corporation ("NSCC") - Fund/SERV and/or Networking transmissions.

     2. Create Customer Information File ("CIF") to link accounts within the Fund and across Portfolios within the Fund. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

     3. 100% quality control of new account information including verification of initial investment.

     4. Maintain account and customer file records based on shareholder request and routine quality review.

     5. Maintain tax ID certification and Non Resident Alien ("NRA") records for each account, including backup withholding.

     6.   Provide written confirmation of address changes.

     7.   Produce   shareholder   statements  for  daily  activity,   dividends,
          on-request, interested party and periodic mailings.

     8. Establish and maintain dealer file by Fund, including dealer, branch, representative number and name, and provide this information to the Fund.

     9. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

     10.  Image   all   applications,    account   documents,    data   changes,
          correspondence, monetary transactions and other pertinent shareholder documents.

A. Shareholder Services

     1. Provide quality service through a dedicated group of highly trained NASD licensed customer service personnel, including phone, research and correspondence representatives.

     2. Answer shareholder calls in timely fashion: provide routine account information, transactions details including direct and wire purchases, redemptions, exchanges, systematic withdrawals, pre-authorized drafts, Fund/SERV and wire order trades, problem solving and process telephone transactions.

     3. Silent monitoring of telephone representative calls by the phone supervisor during live conversations to ensure exceptional customer service.

     4. Record and maintain tape recordings of all shareholder calls for a six month period.

     5. Phone supervisor produces daily management reports of shareholder calls which include tracking volume, call length, average wait time and abandoned call rates to ensure quality service, and provided to the Fund weekly.

     6. Phone representatives will be trained through in-house training programs on the techniques of providing exceptional customer service.

     7. Customer inquiries received by letter or telephone will be researched by a correspondence team. These inquiries include such items as account / customer file information, complete historical account information, stop payments on checks, transaction details and lost certificates.

     8. Provide written correspondence in response to shareholder inquiries and requests. Whenever possible, unclear shareholder instructional letters are handled by a phone call to the shareholder from Investor Services Group's phone representatives to avoid delay in processing of the request.

C. Investment Processing

     1.   Initial investment.

     2.   Subsequent investments processed through lock box.

     3.   Pre-authorized investments ("PAD") through ACH system.

     4.   Government allotments through ACH system.

     5.   Wire order and NSCC - Fund/SERV trades.

     6.   Prepare and process daily bank deposit of shareholder investments.

D. Redemption Processing

     1.   Process mail redemption requests.

     2.   Process telephone redemption transactions.

     3.   Establish   Systematic   Withdrawal   file   and   process   automated
          transactions on monthly basis.

     4.   Provide wire order and NSCC - Fund/SERV trade processing.

     5. Distribute redemption proceeds to shareholder by check, wire or ACH processing.

E. Exchange and Transfer Processing

     1.   Process legal transfers.

     2.   Process ACATS transfers.

     3.   Issue and cancel certificates.

     4.   Replace   certificates   through  surety  bonds  (separate  charge  to
          shareholder).

     5.   Process exchange transactions (letter and/or telephone requests).

     F. Cash Management Services. (a) Investor Services Group shall establish demand deposit accounts (DDA's) with a cash management provider to facilitate the receipt of purchase payments and the processing of other Shareholder-related transactions. Investor Services Group shall retain any excess balance credits earned with respect to the amounts in such DDA's ("Balance Credits") after such Balance Credits are first used to offset any banking service fees charged in connection with banking services provided on behalf of the Fund. Balance Credits will be calculated and applied toward the Fund's banking service charges regardless of the withdrawal of DDA balances described in Section (b) below.

     (b) DDA balances which cannot be forwarded on the day of receipt may be withdrawn on a daily basis and invested in U.S. Treasury and Federal Agency obligations, money market mutual funds, repurchase agreements, money market preferred securities (rated A or better), commercial paper (rated A1 or P1), corporate notes/bonds (rated A or better) and/or Eurodollar time deposits (issued by banks rated A or better). Investor Services Group bears the risk of loss on any such investment and shall retain any earnings generated thereby.
Other similarly rated investment vehicles may be used, provided however, Investor Services Group shall first notify the Fund of any such change.

     (c) Investor Services Group may facilitate the payment of distributions from the Fund which are made by check ("Distributions") through the "IPS Official Check" program. "IPS Official Check" is a product and service provided by Investor Services Group's affiliate, Integrated Payment Systems ("IPS"). IPS is licensed and regulated as an "issuer of payment instruments". In the event the IPS Official Check program is utilized, funds used to cover such Distributions shall be forwarded to and held by IPS. IPS may invest such funds while awaiting presentment of items for payment. In return the services provided by IPS, IPS imposes a per item charge which is identified in the Schedule of Out-of-Pocket Expenses attached hereto and shall retain, and share with Investor Services Group, the benefit of the revenue generated from its investment practices.

     G. Lost Shareholders. Investor Services Group shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 34 Act (the Lost Shareholder Rules"), including, but not limited to those set forth below. Investor Services Group may, in its sole discretion, use the services of a third party to perform the some or all such services.

          o    documentation of electronic search policies and procedures;

          o    execution  of  required  searches;

          o    creation and mailing of confirmation letters;

          o    taking receipt of returned verification forms;

          o providing confirmed address corrections in batch via electronic media;

          o tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

          o preparation and submission of data required under the Lost Shareholder Rules.

H. Retirement Plan Services

     1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:

     a.   Contribution processing

     b.   Distribution processing

     c.   Apply rollover transactions

     d.   Process Transfer of Assets

     e.   Letters of Acceptance to prior custodians

     f.   Notify IRA holders of 70 requirements

     g.   Calculate required minimum distributions ("RMD")

     h.   Maintain beneficiary information file

     i.   Solicit birth date information


     2. Fund sponsored SEP-IRA plans offered using Semper Trust Company as custodian. Services include those listed under IRAs and identification of employer contributions.

I. Settlement and Control

     1.   Daily review of processed shareholder transactions to assure input was
          processed  correctly.   Accurate  trade  activity  figures  passed  to
          Investor Services Group.

     2. Preparation of daily cash movement sheets to be passed to Investor Services Group and the Custodian Bank for use in determining the Fund's daily cash availability.

     3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

     4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

     5.   Process   shareholder   adjustments   to  also   include   the  proper
          notification of any booking entries needed, as well as any necessary cash movement.

     6. Settlement and review of the Fund's declared dividends and capital gains will include the following:

     a.   Review of record date report for accuracy of shares.

     b.   Prepare dividend settlement report after dividend is posted.

     c. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly.

     d.   Distribute copies to Investor Services Group.

     e.   Prepare the checks prior to being mailed.

     f.   Send any dividends via wire, if requested.

     g. Prepare cash movement sheets for the cash portion of the dividend payout on payable date.

     7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

     8. Maintain inventory control for stock certificates and dividend check form.

     9. Aggregate tax filings for all Investor Services Group clients. Monthly deposits are made to the IRS for all taxes withheld from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

     10.  Timely settlement and cash movement for all NSCC - Fund/SERV activity.

J. Year-End Processing

     1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.

     2. Conduct annual W-9 solicitation of all uncertificated accounts. Update account tax status to reflect backup withholding or certificated status depending on responses.

     3.   Conduct   periodic  W-8   solicitation  of  all   non-resident   alien
          shareholder   accounts.   Update   account  tax  status  with  updated
          shareholder information and treaty rates for NRA tax.

     4.   Review  IRS  Revenue   Procedures  for  changes  in  transaction   and
          distribution reporting and specifications for the production of forms to ensure compliance.

     5. Coordinate year-end activity with client. Activities include producing year-end statements, scheduling record dates for year-end dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

     6.   Distribute   dividend   letter  to  Portfolios  to  sign  off  on  all
          distributions paid year-to-date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

     7. Coordinate the ordering of forms and envelopes from vendors in preparation of tax reporting. Compare forms with IRS requirements to ensure accuracy. Upon receipt of forms and envelopes, allocate space for storage.

     8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year-end statements and tax forms.

     9. Match and settle tax reporting totals to Fund records and on-line data from Transfer Agency System.

     10.  Produce  Forms  1099R,  1099B,  1099Div,   5498,  1042S  and  year-end
          valuations. Quality assure forms before mailing to shareholders.

     11. Monitor IRS deadlines and special events such as crossover dividends and prior year IRA contributions.

     12. Prepare magnetic tapes and appropriate forms for the filing of all reportable activity to the IRS.

K. Client Services

     1. An Account Manager is assigned to each relationship and is the liaison between the Fund and Investor Service Group. Responsibilities include scheduling of events, system enhancement implementation, special promotion / event implementation and follow-up and constant Fund interaction on daily operational issues. Specifically:

     a.   Scheduling  of  dividends,   proxies,   report  mailings  and  special
          mailings.

     b. Coordinating with the Fund the shipment of materials for scheduled mailings.

     c.   Acting  as  liaison   between  the  Fund  and  support   services  for
          preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes etc.

     d. Handling all notification to the Fund regarding proxy tabulation through the meeting - coordinate scheduling of materials, including votes cards, tabulation letters and shareholder list to be available for the meeting.

     e. Ordering special reports, tapes and/or discs for special systems requests received.

     f. Implementing new operational procedures, i.e., check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions etc.

     g.   Coordinating  with systems,  services and operations,  special events,
          i.e.,  mergers,  new  fund  start-ups,   small  account  liquidations,
          combined statements, household mailings, additional mail files.

     h. Preparing standard operating procedures and review prospectuses - coordinate implementation of suggested changes with the Fund.

     i. Acting as liaison between the Fund and Investor Services Group regarding all service and operational issues.

     2. Blue Sky Processing: maintain file with additions, deletions, changes and updates at the Fund's direction.

4. SERVICES RELATED TO DISTRIBUTION/FULFILLMENT

     1. Partition Fund 800 line for prospective shareholders, and track the number of inbound calls.

     2.   Answer all calls thereon with the name "Third Avenue Funds".

     3. Utilize pre-approved scripts developed in cooperation with Fund management.

     4.   Respond to inquiries concerning the Fund including:

          a.   Requests for literature / prospectuses.

          b.   Yields, Distribution Rates.

          c.   Performance.

          d.   Advisor / Management experience.

          e.   Dividends.

          f.   Portfolio holdings.

          g.   Account attributes.

     5. Input marketing inquiries on confidential database and generate a weekly and monthly report to the Fund.

     6. Prepare written call reports once monthly which include the following information:

          a.   Total number of requests for prospectus.

          b. Fulfillment analysis report, typically sorted by source of referral.

          c.   List of requests from states in which the Fund is not registered.

     7.   Provide literature fulfillment services as follows:

          a. Receive requests from potential shareholders for Fund information and literature fulfillment

          b.   Prepare, package and forward customized reports.

          c. Assist with special direct mail programs. (Additional fees will be quoted for this service.)

     8.   Provide  sales  reporting  using ACS or equivalent  reporting  system.
          These reports are to be available on-line and include daily and monthly reports.

                                   SCHEDULE C

                                  FEE SCHEDULE

Fund Accounting

Third Avenue Value Fund

$24,000   Minimum on the first $10 Million of Average Net Assets

0.0004    On the Next         $40 Million of Average Net Assets

0.0003    On the Next         $50 Million of Average Net Assets

0.0001    On the Next         $100 Million of Average Net Assets

0.00005   On the Next         $800 Million of Average Net Assets

0.000025  Over                $1 Billion of Average Net Assets

Third Avenue Small-Cap Value Fund, Third Avenue High Yield Fund and Third Avenue Real Estate Value Fund

$24,000   Minimum to          $20 Million of Average Net Assets

0.0003    On the Next         $30 Million of Average Net Assets

0.0002    On the Next         $50 Million of Average Net Assets

0.0001    On the Next         $100 Million of Average Net Assets

0.00005   On the Next         $800 Million of Average Net Assets

0.000025  Over                $1 Billion of Average Net Assets

Notes:

1. If any Portfolio holds 10 or less non-U.S. dollar denominated securities, the fee schedule will remain unchanged.

2. If any Portfolio purchases more than 10 non-U.S. dollar denominated securities, the annual minimum will increase from $24,000 to $34,000.

3. If any Portfolio holds more than 50% of its securities in non-U.S. dollar denominated securities, the annual minimum will increase from $24,000 to $40,000.

4. Assumes that Investor Services Group can use the automated return of capital calculation for REITs which uses the prior year actual return of capital to estimate current year return of capital. Should this not be the case, the annual minimum will increase from $24,000 to $34,000.

Transfer Agency

$15.00 per account, per year subject to a monthly minimum fee of $2,250 for each class of each Portfolio. This fee will be reduced to $2,000 per month for the first two years of the signing of a three year contract.

$2.00          per closed account

$0.00 Provide history files at no charge to allow for cost basis calculations

Lost Shareholder Search/Reporting: $2.75 per account search*

     * The per account search fee shall be waived until June 2000 so long as the Fund retains Keane Tracers, Inc. ("KTI") to provide the Fund with KTI's "In-Depth Research Program" services.

Fulfillment

$2.00     per call, includes Fulfillment (not including postage.)
$24,000   annual minimum (not necessarily on a monthly basis)

Miscellaneous Charges

The Fund shall be charged for the following products and services as applicable:

     o    Ad hoc reports

     o    Ad hoc SQL time

     o    COLD Storage

     o    Digital Recording

     o    Banking Services, including incoming and outgoing wire charges

     o    Microfiche/microfilm production

     o    Magnetic media tapes and freight

     o    Manual Pricing o Materials for Rule 15c-3 Presentations

     o Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Fee Adjustments

After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

Programming Costs

The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.

(a)  Dedicated Team:               Programmer:    $100,000 per annum
                                   BSA:           $ 85,000 per annum
                                   Tester:        $ 65,000 per annum
(b)  System Enhancements (Non Dedicated Team):    $ 150.00 per/hr per programmer

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

     The Fund shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

     o    Postage - direct pass through to the Fund

     o Telephone and telecommunication costs as requested by the Fund, including all lease, maintenance and line costs

     o    Proxy solicitations, mailings and tabulations

     o    Shipping, Certified and Overnight mail and insurance

     o Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines, as requested by the Fund.

     o    Duplicating services

     o    Distribution and Redemption Check Issuance

     o    Courier services

     o    Federal Reserve charges for check clearance

     o    Overtime, as approved by the Fund

     o    Temporary staff, as approved by the Fund

     o    Travel and entertainment, as approved by the Fund

     o Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

     o    Third party audit reviews

     o    Pricing  services  (or services  used to determine  Fund NAV)

     o    Vendor set-up charges for Blue Sky and other services

     o    Blue Sky filing or registration fees

     o    EDGAR filing fees

     o    Vendor pricing comparison

     o Such other expenses as are agreed to by Investor Services Group and the Fund

     The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Fund will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Fund and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.